Exhibit 19.1
ARMADA HOFFLER PROPERTIES, INC.

INSIDER TRADING POLICY
Introduction
While performing their duties, directors, officers and employees of Armada Hoffler Properties, Inc. (the “Company”) and its subsidiaries may learn material, nonpublic information about the Company or another company. This information may be valuable to those who trade in Company shares or the shares of other companies. It is the law, as well as in the interest of the Company, that this information not be disclosed to anyone outside the Company and that no one profit as a result of having information not available to the general public.
All Covered Persons are required to comply with this policy. “Covered Person” includes (i) all directors, officers and employees of the Company and its subsidiaries, (ii) entities influenced or controlled by any of the foregoing persons, including corporations, partnerships or trusts (collectively, “Controlled Entities”) and (iii) any family members or persons that reside in the same household as any of the foregoing persons or any family members or persons who do not live in the same household as any of the foregoing persons but whose transactions in the securities of the Company are directed by any of the foregoing persons or are subject to the influence or control of one of the foregoing persons, such as parents or children who consult with one of the foregoing persons prior to trading in the securities of the Company (collectively, “Family Members”).

This Policy regarding insider trading provides procedures to limit the release of material nonpublic information and gives guidance to the Covered Persons regarding their individual obligations regarding insider trading.
The Company is committed to protecting its confidential information. The ethical and business principles that are the foundation of this Policy may be broader than the stringent requirements of federal securities laws. However, the confidence and trust placed in the Covered Persons by the Company and its stockholders are of great value and should be preserved and protected. The reputation of the Company and each of its affiliates for integrity and professionalism are important company and personal assets.
This Policy regarding insider trading is not designed or intended to discourage the Covered Persons from investing in the Company’s securities; indeed, the Company encourages investment in its shares by its directors, officers and employees, and the directors, officers and employees of its subsidiaries and affiliates. This Policy creates a program and procedures to protect the Company and the Covered Persons from inadvertent violations of the policy and the laws against insider trading.

Exhibit 19.1

Exhibit 19.1
Scope of the Policy
This Policy is drafted broadly and will be applied and interpreted in a similar manner. This Policy applies to all Covered Persons and the immediate families, personal households and affiliates of such Covered Persons.
Legal Considerations Relating to Material Nonpublic Information
Insider trading is a serious legal concern for both the Covered Persons and the Company. The law provides for significant civil and criminal penalties for insider trading violations.
Some of those penalties are imposed upon individuals who use material, nonpublic information for their own gain. Civil and criminal liability could also extend to a Covered Person who “tips” another person about material, nonpublic information where that person, in turn, buys or sells shares.
There is a wide range of potential sanctions for a person found to have engaged in insider trading. Besides requiring disgorgement of profits gained or losses avoided, the Securities and Exchange Commission (the “SEC”) may seek to impose a penalty on the person who committed the violation that shall not exceed three times the profit gained or loss avoided. The SEC may also impose a penalty of the greater of $1,000,000 or three times the profit gained or loss avoided on any person who directly or indirectly controlled the person who committed such violation. In addition, the federal government may seek a criminal fine of up to $5,000,000 and/or 20 years imprisonment (25 years if the conduct proven is fraudulent). By passing laws with strong criminal penalties, Congress has expressed its intent that each person convicted of insider trading serve a jail term.
Federal securities law also creates a strong incentive for the Company to deter insider trading by its affiliates. Companies now may be held liable if they know of and recklessly disregard the conduct of their employees or affiliates and such disregard leads to an insider trading violation. Companies may face civil damages of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of a violation and criminal fines totaling up to $25,000,000 imposed by the SEC. In addition, private litigants may also be able to make significant claims against the Company.
The penalties for companies and their affiliates are different. There may be situations in which the concerns of the Company and an affiliate accused of insider trading diverge. This contrasts with most litigation, in which a company typically reinforces and supports the actions of its directors, officers and affiliates. Consequently, a person affiliated with the Company who trades on material, nonpublic information should not expect the Company to protect his or her interests.
The Company’s Transactions
It is the policy of the Company to only transact in its own securities in accordance with applicable securities laws.
Some Guidelines
Covered Persons should consider these general rules when presented with a situation that raises concerns regarding insider trading:
Presume information is “material.” Information should be considered material if it would be considered important by investors making decisions whether to purchase, sell or hold the securities of the company in question. Stated another way, information should be considered material if it would alter the total mix of information available to the public. Either positive or negative information may be material. Information can be considered material even before a specific corporate action is taken by a board of directors or a company’s management, depending on the specific circumstances and evaluation of the likelihood of the occurrence of a specific event, action or

3

Exhibit 19.1
development. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
Examples of material information include, but are not limited to:
•projections of any kind, including earnings or revenue projections or results;
•distributions or changes in distribution policies;
•an acquisition or merger proposal;
•the execution or proposed execution of a significant development, construction or other contract, lease, or purchase or loan agreement;
•new business ventures, partnerships or agreements, or a change in existing ventures, partnerships or agreements;
•a default or anticipated default under debt instruments or important contracts;
•changes in senior management;
•significant regulatory developments;
•new business information relating to changes in management, impending bankruptcy or financial problems;
•a significant cybersecurity incident, such as a data breach; and
•the gain or loss of a substantial tenant or customer.
Presume information is “nonpublic.”
Information should be treated as nonpublic unless a reasonable period of time has passed, usually two business days, since it has been distributed by means likely to result in a general public awareness of the information—for example, by publication of the information in a daily newspaper or a newswire service. Accordingly, if a public announcement or press release of material, nonpublic information is made or issued before commencement of trading on, for example, a Monday, trading would not be permitted until the following Wednesday. Likewise, if an announcement is made after the close of trading on, for example, a Friday, trading would not be permitted until the following Wednesday.
Trading By Covered Persons
After the end of every quarter, the Company will announce financial information about its performance. That information may be better or worse than people who trade in the Company’s shares expect. Due to the potential impact of the release of financial information at the end of each quarter on the price of the Company’s shares, it is important to avoid any appearance of impropriety that might result if affiliates of the Company trade the Company’s shares near the end of a quarter. Therefore, the Company has instituted what it refers to as the “Black-Out Period” for Covered Persons who may have access to this information in the course of their duties or, in the case of Controlled Entities and Family Members, may have received this information (or have the appearance of receiving this information) from a director, officer or employee of the Company or a subsidiary thereof. Even if the Company is not in a Black-Out Period, no Covered Person may buy, sell, gift or otherwise transact in the Company’s securities if in possession of material, nonpublic information about the Company. Please see the attached discussion of Black-Out Periods and Trading Windows to determine if you are subject to these trading restrictions.
Hedging, Options and Derivative Securities
According to the Company’s Anti-Hedging Policy, Covered Persons are prohibited from engaging in the following:
•Hedging transactions.

4

Exhibit 19.1
•Trading in puts, calls, options or other derivative securities based on the Company’s securities.
•Hedging or monetization transactions where the Covered Person owns the Company’s security without all the risks of ownership (i.e., forward sale contract).
Short-Term Trading and Certain Other Transactions
The Company strongly discourages Covered Persons from engaging in the following:
•Trading in the Company’s securities on a short-term basis. Any Company securities purchased in the open market should be held for a minimum of six months and ideally longer. Directors and executive officers of the Company are subject to “short-swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period.
•Purchases of the Company’s securities on margin or using the Company’s securities as collateral for margin loans.
•Short sales and sales against the box.
•Standing or limit orders on the Company’s securities (except under approved Rule 10b5-1 plans).
Compliance and Sanctions
Directors, officers and employees of the Company and its subsidiaries are personally responsible for ensuring that they and their Controlled Entities and Family Members comply with the provisions and intent of this Policy. Violations of this Policy will be viewed seriously. Such violations provide grounds for disciplinary action, including dismissal.
Compliance with this Policy also applies to your transactions in the Company’s securities even after your employment or position with the
Company has ceased. If you are in possession of material, nonpublic information when your employment or position terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.
Summary
The Company has set forth a broad policy designed to limit the possibility of insider trading. However, insider trading is a complex area of the law and there are many circumstances in which an individual may be legitimately unsure about the application of this Policy. In these situations, a simple question may forestall disciplinary action or complex legal problems. Covered Persons should not hesitate to direct any questions to the Chief Financial Officer. Furthermore, Covered Persons should keep in mind that, in the event that their securities transactions become the subject of scrutiny, such transactions will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Persons should carefully consider how the SEC and others might view the transaction in hindsight.

5

Exhibit 19.1
Black-Out Periods and Trading Windows
for Covered Persons
Purpose of Black-Out Periods and Trading Windows
As part of its Insider Trading Policy, the Company has established Black-Out Periods and Trading Windows for trading in the Company’s shares for certain individuals.
Persons Subject to Black-Out Periods and Trading Windows
All Covered Persons are subject to Black-Out Periods and Trading Windows.
If you have any questions about whether you are subject to Black-Out Periods and Trading Windows, please contact the Chief Financial Officer.
Black-Out Periods
The foregoing prohibition does not include:
•the cash exercise of stock options granted under the Company’s stock plans. (Note, however, that a same day “cashless exercise” of stock options through a broker is considered a sale of securities for this purpose and is prohibited);
•transactions in mutual funds that are invested in the Company’s securities;
•purchases of securities under a dividend reinvestment and stock purchase plan, if such plan is adopted by the Company, resulting from your reinvestment of dividends paid on the Company’s securities. The foregoing prohibition does include voluntary purchases of the Company’s securities resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation in such a plan. The foregoing prohibition also includes your sale of any of the Company’s securities purchased pursuant to such a plan; and
•sales under an established Rule 10b5-1 plan that is adopted in accordance with, and the terms of which comply with, the requirements set forth below under “Rule 10b5-1 Pre-Planned Trading Programs.”
For the avoidance of doubt, the foregoing prohibition shall apply to gifts of Company securities to individuals or entities other than the Covered Person’s immediate family.

6

Exhibit 19.1
Trading Windows
When a Black-Out Period is not in effect, a “Trading Window” is open, and Covered Persons may buy, sell, gift or otherwise transact in the Company’s securities. However, a Covered Person may not buy, sell, gift or otherwise transact in the Company’s securities, even if a Trading Window is open, if the Covered Person is in possession of material, nonpublic information about the Company.

Additional Black-Out Periods; Early Closing of Trading Windows
Additional Black-Out Periods may be imposed during the course of an otherwise open Trading Window, and existing Black-Out Periods may be extended. Usually this will occur when the Company is imminently considering some significant decision, for example, a distribution to stockholders, a public offering of securities, an acquisition, or a major commercial transaction. At those times, you will receive a separate communication from the Corporate Secretary advising of the commencement of a special Black-Out Period or an extension of a regular Black-Out Period. We will attempt to give you as much advance notice as possible of additional Black-Out Periods, but given the nature of the transaction involved, you may receive very short notice.
Special Circumstances During Black-Out Periods
The Corporate Secretary, may, but will not be obligated to, approve transactions involving the Company’s securities during a Black-Out Period, provided that (1) the individual proposing to engage in such transaction provides a valid reason to justify the transaction, such as hardship or a desire to purchase shares to demonstrate support for the Company; (2) the individual provides the amount and terms of any proposed transactions prior to the commencement of the Black-Out Period; and (3) the individual proposing to engage in the transaction has certified prior to the proposed transaction date that such individual is not in possession of material, nonpublic information concerning the Company. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. The fact that a particular intended transaction has been denied pre-clearance should treated as material, nonpublic information.
Pre-Clearance of Transactions by Directors and Executive Officers
To further ensure compliance with securities laws and to be certain insider sales do not create any adverse impression in the market, officers and directors must inform the Corporate Secretary of all of their transactions involving the Company’s securities (including transactions by Controlled Entities and Family Members) in advance, either in writing or by email, and the transaction must have been pre-cleared by the Corporate Secretary. The attached Form of Notice may be used for that purpose. The Corporate Secretary is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Furthermore, upon consummation of a transaction, notice must be given promptly (no later than the close of the same business day) to the Corporate Secretary of the occurrence and details of the transaction. Using the same attached Form of Notice, the Corporate Secretary must inform the Chief Financial Officer or, if the title of ‘Corporate Secretary’ and ‘Chief Financial Officer’ are held by the same person, the Chief Executive Officer of all of his or her transactions in advance, either in writing or by email, and the transaction must have been pre-cleared by the Chief Financial Officer or the Chief Executive Officer, as applicable. Upon

7

Exhibit 19.1
consummation of a transaction, the Corporate Secretary must promptly (no later than the close of the same business day) give notice to the Chief Financial Officer of the occurrence and details of the trade. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. The fact that a particular intended transaction has been denied pre-clearance should treated as material, nonpublic information.
Approval of any particular transaction under this pre-clearance procedure does not insulate any Covered Person from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material, non-public information about the Company rests with that individual in all cases. Accordingly, if you are not a person subject to pre-clearance requirements, you are reminded that if you possess material, nonpublic information, you are still under the restrictions described elsewhere in this Policy.
Section 16 Compliance
Certain officers and directors of the Company have additional compliance requirements pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, including the filing of Forms 3, 4 and 5 to report holdings and trades of the Company’s securities. Generally, if one of these officers or directors buys, sells or gifts shares of the Company’s common stock, is granted or exercises options to purchase shares of the Company’s common stock or is granted restricted stock, the officer or director must report the transaction to the SEC on a Form 4 within two business days. The Company and its legal counsel would be pleased to assist officers and directors in preparing and filing Section 16 reports at the officers’ or directors’ request. Officers and directors should recognize, however, that they remain ultimately responsible for the correct and timely filing of their Section 16 reports, and their compliance with the other requirements and restrictions of Section 16.
To comply with Section 16 reporting deadlines, the SEC requires public companies (including the Company) to report in their annual proxy statements the names of their officers and directors who failed to timely file Section 16 reports. In addition, the SEC has brought enforcement actions against corporate insiders in connection with the insiders’ failure to file Section 16 reports. Any person who willfully fails to file a report which he or she knew was required under Section 16 or who willfully misrepresents information reported under Section 16 may be subject to criminal penalties (including imprisonment and fines), in addition to SEC enforcement orders and possible civil liability.
To help ensure compliance with the requirements of Section 16, if any covered officer or director is aware of any transactions involving the securities of the Company which he or she has made (including transactions made by Controlled Entities and Family Members of the officer or director) but which have not been reported to the Company and/or to the SEC on a Form 4 or, at the end of the year, a Form 5, please contact the Corporate Secretary so that the information may be reported to the SEC.

8

Exhibit 19.1
Rule 10b5-1 Pre-Planned Trading Programs

The Company has adopted an Insider Trading Policy, to which this “Rule 10b5-1 Pre-Planned Trading Programs” is an attachment, containing certain basic principles and policies concerning the trading by persons and entities subject to the Insider Trading Policy (each such person or entity, a “Covered Person”) in the securities of the Company (“Company Securities”). This sets forth the Company’s policy concerning the use of Rule 10b5-1 pre-planned trading programs by Covered Persons that have been pre-cleared by the Corporate Secretary as provided below.
Notwithstanding any other guidelines contained in the Insider Trading Policy to the contrary, it shall not be a violation of the Insider Trading Policy for Covered Persons to sell (or purchase) Company Securities under certain pre-planned trading programs adopted to purchase or sell Company Securities in the future which pre-planned trading programs (i) are in compliance with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) have been pre-cleared in advance, in writing, by the Corporate Secretary. To initiate any transactions under this exception, a Covered Person must comply with each of the following elements:
(a)    While not in possession of material, nonpublic information, the Covered Person must (1) enter into a binding contract to purchase or sell Company Securities; (2) instruct another person to purchase or sell Company Securities for the Covered Person’s account; or (3) adopt a written plan for purchasing or selling the securities (a “Trading Program”).
•Any Trading Program entered into by a Covered Person shall include a representation in the Trading Program at the time of adoption certifying that (i) the Covered Person is not aware of material, nonpublic information and (ii) the Covered Person is adopting the Trading Program in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (“Rule 10b-5”).
(b)    The Trading Program must be in writing and must specify the following: (1) the number of Company Securities to be bought or sold; (2) the prices at which the Company Securities will be bought or sold; and (3) the timing of the purchases or sales. The required information regarding amount, price and date may be included by a formula, algorithm or other means. The Covered Person must refrain from attempting to influence how, when or whether transactions will be effected pursuant to the Trading Program.
•No Trading Program may provide for the execution of any transaction until (1) for any Covered Person subject to Section 16 of the Exchange Act, the later of (i) ninety (90) days following adoption or modification of the Trading Program and (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter (or fiscal year in the case of a Form 10-K) in which the Trading Program was adopted, in any event, the required period not to exceed one hundred and twenty (120) days following adoption or modification of the Trading Program; and (2) for any other Covered Person subject to this Insider Trading Policy who is not subject to Section 16 of the Exchange Act, thirty (30) days following the adoption or modification of the Trading Program.

9

Exhibit 19.1
•Covered Persons are limited to one Trading Program designed to effect an open market purchase or sale of the total amount of Company Securities subject to the Trading Program as a single transaction in any twelve (12) month period.
(c)    Subject to certain limited exceptions, Covered Persons may not maintain more than one Trading Program at any time for open market purchases or sales of Company Securities. A broker-sponsored dividend reinvestment plan shall be considered a Trading Program for purposes of this Insider Trading Policy, and Covered Persons may not enter into any other Trading Program while such Covered Person has a broker-sponsored dividend reinvestment plan in effect.
(d)    No Covered Person purchasing or selling Company Securities under a Trading Program may take (or modify existing) hedging positions to account for his or her planned purchases or sales.
(e)    Any Covered Person wishing to proceed under the Trading Program exception (or to modify or terminate a previously adopted Trading Program) must first obtain written pre-clearance from the Corporate Secretary. This pre-clearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including Rule 10b5-1), the Insider Trading Policy and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the Covered Person seeking to avail him or herself of this exception. The Company therefore reserves the right to pre-clear or not pre-clear any proposed Trading Program (or the modification of any existing Trading Program) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Program on any actual or prospective transactions (including the offering of securities) to which the Company is or may be a party. The fact that a particular Trading Program has been denied pre-clearance should treated as material, nonpublic information.
i.Any Trading Program entered into by a Covered Person shall include a representation in the Trading Program at the time of modification certifying that (i) the Covered Person is not aware of material, nonpublic information and (ii) the Covered Person is adopting the Trading Program in good faith and not as a part of a plan or scheme to evade the prohibits of Rule 10b-5.
ii.If a Trading Program is terminated prior to its expiration date, Covered Persons may not implement a subsequent Trading Program until at least sixty (60) days after the termination of such Trading Program.
(f)    The Company reserves the right not to pre-clear any proposed Trading Program (or the modification of any existing Trading Program) unless it includes the following elements, as well as such additional terms and conditions as the Company may require from time to time:
•There is no material, nonpublic information at the time a Covered Person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program). If there is any such material, nonpublic information, the Company may delay its pre-clearance of the

10

Exhibit 19.1
Trading Program until the information has been disclosed. The Company will also require an interval between the adoption of the Trading Program and the first trade under such Trading Program, as set forth in Paragraph (b) above. An amendment to an existing Trading Program is considered a termination of the old Trading Program and the adoption of a new Trading Program subject to the cooling-off period as set forth in Paragraph (e)(ii) above.
•Under appropriate circumstances, the Company may wish to make a public announcement of the Trading Program at the time of adoption.
•The proposed Trading Program contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the Exchange Act, (ii) SEC Rule 144 or Rule 145 under the Securities Act of 1933, as amended, relating to any sales under the Trading Program, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a pre-cleared Rule 10b5-1 Trading Program, under applicable law or in connection with an offering by the Company of securities, including without limitation lock-up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time).
(g)    Each Covered Person understands that the pre-clearance or adoption of a pre-planned selling program in no way reduces or eliminates such Covered Person’s obligations under Section 16 of the Exchange Act, including such Covered Person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such Covered Person should consult with his or her own counsel prior to entering into a Trading Program.

11

Exhibit 19.1
Acknowledgement and Disclosure Form

Please review, date, sign and return this form to the Corporate Secretary of the Company.

1.I have received a copy of the INSIDER TRADING POLICY.

2.I have read and understand the INSIDER TRADING POLICY and agree to comply with its terms.

3.I understand that a violation of the INSIDER TRADING POLICY may be considered grounds for termination of my employment or other disciplinary action by the Company and may lead to civil or criminal liability.

Date:
(Signature)

(Name - please print)

Exhibit 19.1
Amended and Restated Insider Trading Policy Form of Notice

This shall serve as notice to the Company that I,     , intend to  ☐ purchase/ ☐ sell / ☐ gift / ☐ otherwise engage in a transaction involving (CHECK THE APPROPRIATE BOX) the number of shares of the Company’s securities indicated at the bottom of this form. I will not engage in the transaction involving such securities until I am notified by the Company that I may engage in such transaction.

Dated:

(Signature)

(Print Name)

FILL IN THE APPROPRIATE SPACES BELOW:

NUMBER OF SHARES TO BE SOLD:

NUMBER OF SHARES TO BE PURCHASED:

NUMBER OF SHARES TO BE GIFTED:

NUMBER OF SHARES INVOLVED IN
OTHER TRANSACTION (PLEASE
PROVIDE A DESCRIPTION BELOW):

DESCRIPTION OF OTHER TRANSACTION

PRE-CLEARED AS OF     , 20     :

THE COMPANY

By:     Name:     Title: